Exhibit 2.3

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of the 28th day of April, 2006, is between CONTANGO STEP, LP, a Texas limited partnership by its General Partner, Contango STEP I, Inc., a Delaware corporation (“Seller”), whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, and ROSETTA RESOURCES OPERATING LP, by its General Partner, Rosetta Resources Operating GP, LLC, a Delaware limited liability corporation (“Buyer”), whose address is 717 Texas St., Suite 2800 Houston, Texas 77002. Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for all of Seller’s right, title and interest in and to the Assets.

1.2 Assets. All of Seller’s right, title and interest in all of the following, less and except the Reserved Assets, shall be referred to in this Agreement collectively as the “Assets” and individually as an “Asset”:

(a) The oil, gas and mineral leases, royalty interests, and surface interests, described on Exhibit “A” attached hereto (collectively “Leases”), and the oil, gas, and all other hydrocarbons (“Hydrocarbons”) attributable to the Leases and the lands covered thereby as described on Exhibit “A” (“Lands”), and all contract right and interests associated with the Leases and Hydrocarbons.

(b) The oil and gas wells described on Exhibit “B”, attached hereto, and any other wellbores, plugged or unplugged, shut in, or permanently or temporarily abandoned, that are located on the Leases and Lands (individually “Well,” and collectively “Wells”), together with all oil, gas and mineral production from such Wells, and all injection and disposal wells, if any, on the Lands or on lands pooled or unitized therewith, and the gross working interest and net revenue interest for each and every such well.

(c) All unitization, communitization, and pooling agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases, Lands and Wells, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively “Units”).

(d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, compression facilities, equipment, fixtures and improvements, saltwater disposal or other service wells and facilities, which are incident or attributable to the Leases, Hydrocarbons, Lands, Wells or Units or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, including all equipment required to produce the wells described on Exhibit “B” (collectively the “Equipment”), including, without limitation, the equipment described on Exhibit “C”.

(e) The licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farm-in and farm-out agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, including those material agreements described on Exhibit “D” attached hereto (collectively, “Material Agreements”).

(f) Subject to Section 1.3 (vi) below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller, including, without limitation, title records (including abstracts of title, title opinions, certificate of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well files, well completion reports, drill stem test charts and reports, seismic data (to the extent transferable, with Seller to use their reasonable commercial efforts, without the expenditure of additional funds, to secure consent if nontransferable without consent), regulatory reports, files related to the Material Agreements, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e., the materials are not subject to an agreement precluding their transfer to Buyer, with Seller to use their reasonable commercial efforts, without the expenditure of additional funds, to secure consent if nontransferable without consent), and, to the extent transferable, with or without consent, all other contract rights, intangible rights (excluding Seller’s trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Assets (collectively “Records”).

(g) All payments, and all rights to receive payments, with respect to the ownership of the production of Hydrocarbons from or the conduct of operations on the Assets accruing after the Effective Time and to the extent not the subject of a Purchase Price reduction pursuant to

Section 1.6, all proceeds of and rights relating to insurance or condemnation payable to or accruing by reason of the loss of, or damage to, or diminution of value, or takeup of all or any part of the Assets, attributable to the period of time after the Effective Time.

1.3 Reserved Assets. Notwithstanding any provision of this Agreement to the contrary, Seller reserves and retains: (i) Seller’s corporate, financial, tax and legal records and their other business records: (ii) cash, bank accounts, travel letter accounts and prepaid insurance, (iii) the management information systems and other intellectual property rights of Seller used by Seller in the management and administration of their business, (iv) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Assets occurring between the Effective Time and Closing (which claims shall be included in the Assets), (v) all accounts receivable, trade credits or notes receivable accrued before the Effective Time, (vi) any files, records, licenses or other assets that Seller is contractually or otherwise obligated not to disclose to Buyer or that Seller may not lawfully convey to Buyer, (vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; and (viii) utility and other deposits.

1.4 Effective Time. The purchase and sale of the Assets shall be effective as of April 1, 2006, at 7:00 a.m., local time where the Assets are located (herein called the “Effective Time”).

1.5 Ownership of the Assets. Subject to the provisions of this Agreement, should Closing occur, Seller shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and, subject to Article 12 and 15, shall be subject to the duties and obligations of such ownership attributable to the Assets for the period of time prior to the Effective Time, and subject to Articles 12 and 15 Buyer shall be entitled to all of the rights of ownership including, without limitation, the right to all production, proceeds of production and other proceeds that Seller owns as of the Effective Time, and shall be subject to the duties and obligation of such ownership attributable to the Assets for the period of time from and after the Effective Time. All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, attributable to the Assets, shall be: (i) paid by or allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Time, or (ii) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility (excluding tank bottoms), or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Seller. All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall belong to Buyer and shall become a part of the Assets.

1.6 Risk of Loss. Seller shall be responsible for any part of the Assets destroyed or harmed by fire or any other casualty or cause or taken by condemnation or the exercise of eminent domain prior to Closing and the Purchase Price shall be reduced by the Allocated Value of such Assets referred to in Section 2.5.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be Eleven Million Five Hundred Eighty-Six Thousand Five Hundred and Ninety-Two Dollars ($11,586,592) herein called the “Purchase Price”. At Closing, the Purchase Price shall be adjusted as set forth in Section 2.2 below.

2.2 Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following:

i.	The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets paid by or on behalf of Seller in connection with the operation of the Assets and which are, according to generally accepted accounting principles, attributable to the period of time between the Effective Time and the Closing Date. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Assets, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement; and

ii.	Items appearing on the Preliminary Settlement Statement, if agreed, or otherwise resolved per Section 10.1; and

iii.	Any other amounts agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following:

i	Reductions due to Title Failures as provided in Sections 11.6;

ii.	For uncured Title Defects and Contested Defects pursuant to Section 11.7;

iii.	The gross proceeds actually received by Seller, net of applicable severance and production taxes and compression charges, and derived from the sale of Hydrocarbons attributable to the Assets to the extent owned by Buyer pursuant to the provisions of Section 1.5 above between Effective Time and Closing;

iv.	An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessments become due and payable or accrue (but have not yet become due and payable) with respect to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

v.	The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses as defined in Section 2.3, that Buyer agrees to pay, or that have been paid by Buyer, with the approval of Seller, that are attributable to the period prior to the Effective Time;

vi.	Items appearing on the Preliminary Settlement Statement, if agreed, or otherwise resolved per Section 10.1; and

vii.	Any other amounts agreed upon by Seller and Buyer.

viii.

Purchase Price assumes that Seller has fully paid its share of the costs for the equipment and its installation and tie-in, all as necessary for the Alta-Blackstone #31-14 to begin production and acceptance for delivery for transportation. Buyer has established a

$0 preliminary decrease to Purchase Price based on the assumption that all of these costs have been paid by Seller by the time of Closing, which preliminary adjustment shall be finally determined based on actual costs incurred pursuant to the Final Settlement Statement process pursuant to Section 10.1.

2.3 Property Expenses. The term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, taxes, drilling expenses, completion expenses, workover expenses, geological, geophysical and any other exploration, development or maintenance expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets prior to the Effective Time or after the Effective Time, as applicable.

2.4 Suspended Revenues. Certain revenues attributable to the Assets have been suspended by Seller for various reasons (lack of division orders, title issues, unleased interests, etc.) (the “Suspended Revenues”). Seller agrees to reduce the Purchase Price by an amount equal to the Suspended Revenues as set forth on the Final Settlement Statement. From and after Closing, Buyer agrees to assume responsibility for and release Seller from any and all liability associated with the Suspended Revenues as more specifically set forth in Section 10.4.

2.5 Imbalances. Seller’s estimate of the well and pipeline imbalance volumes for the Assets existing as of the Effective Time for which Buyer would be responsible after the Closing Date are set forth on Exhibit “E” attached hereto. If the Parties determine that gas and/or oil imbalances existed as of the Effective Time with respect to the Assets that are not reflected on Exhibit “E,” the Parties agree to adjust the Purchase Price in the Final Settlement Statement referred to in Section 10.1, upward or downward, as appropriate, by an amount equal to $5.00 per mcf and $45.00 per barrel using the tank inventory at the Effective Time.

2.6 Purchase Price Allocation. Intentionally omitted.

2.7 Preliminary Settlement Statement. Buyer shall prepare and deliver to Seller on or before the Closing Date, Buyer’s estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Buyer’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 2.2 (the “Preliminary Settlement Statement”). The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller’s and Buyer’s agreed upon estimated adjustments and Seller’s good faith estimation of any disputed amounts, subject to adjustment in the Final Settlement Statement referred to in Section 10.1.

ARTICLE 3

BUYER’S INSPECTION

3.1 Access to Records. From and after the date hereof until Closing, Seller will make the Records available to Buyer and its representatives for inspection and review at the offices of Seller during normal business hours, to permit Buyer to perform its due diligence review. Buyer may inspect the Records and such additional information only to the extent such inspection does not violate any contractual commitment of Seller to a third party. Seller shall use commercially reasonable efforts to obtain consent from any such third party to disclose the information and Records to Buyer, provided that Buyer agrees to keep same confidential and not disclose it to anyone other than its advisors in this transaction, and provided further that Seller shall have no obligation to make any payment to obtain such consent.

3.2 Disclaimer. Except for the representation and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3 Access to the Assets. Seller agrees to grant Buyer access to the Assets during reasonable business hours so Buyer may conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Assets. If Buyer or its agents prepare an environmental assessment of any Asset, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. In connection with any on-site inspections, Buyer: (i) agrees not to interfere with the normal operation of the Assets, (ii) agrees to comply with all requirements of Seller, and (iii) represents that it is adequately insured. Buyer waives, releases and agrees to indemnify Seller, and their respective directors, officers, shareholders, members, employees, agents and representatives against all liabilities and obligations, including, without limitation, personal injury, death and/or property damage, arising from Buyer’s activities on the Assets except to the extent such liability or damages are caused by Seller’s negligence or willful misconduct. The provisions of this Section shall survive termination of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following with respect to such Seller:

(a) If Seller is a corporation, a limited liability company, or a partnership: (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, (ii) it is duly qualified to do business in each state where the Assets are located (to the extent that the ownership of the Assets requires that Seller must be duly qualified to do business under the laws of the respective state), (iii) it has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder, and (iv) the execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized, and this Agreement has been duly executed and delivered on behalf of Seller.

(b) Seller either is not a “holding company,” or “subsidiary company” of a “holding company” or an affiliate of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended or, if Seller is such an entity, such status will not delay Closing nor prevent Seller from consummating the transaction contemplated by this Agreement.

(c) The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing: (i) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any material provision of Seller’s governing documents, if any, or any material provision of any statute, rule or regulation applicable to the Seller or any agreement or instrument to which Seller is bound, or (iii) to Seller’s knowledge, violate or be in conflict with any statute, rule, regulation, judgment, decree, or order applicable to Seller.

(d) There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller.

(e) This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(f) Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(g) Except as set forth in Exhibit “D” attached hereto, Seller is not obligated to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment for the production at less than the prevailing market price attributable to Seller’s ownership in and to the Assets by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a “take or pay” or similar provision, (ii) a production payment, or (iii) any other arrangement.

(h) Except for those taxes and assessments for which a Purchase Price adjustment is made under Section 2.2(b)(iv) during the period of Seller’s ownership of the Assets, Seller has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on the Assets that have become due and payable before the Effective Time.

(i) Except as set forth on Exhibit “G” attached hereto, no suit, action or other proceeding is pending or, to Seller’s knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Assets and which might result in a material loss of Seller’s title to any portion of the Assets, or a material diminution of the value of any of the Assets, or that might materially hinder or impede the operation of the Assets or would affect Seller’s ability to consummate the transaction contemplated hereby.

(j) To Seller’s knowledge, the Material Agreements set forth on Exhibit “D” and all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Assets, and all contractually binding arrangements to which the Assets may be subject and which will be binding on the Assets or Buyer after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders): (i) are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) Seller is not in material breach or default with respect to any of its obligations pursuant to any such documents; and (iii) Seller has received no notice of default under any of such documents.

(k) None of the Hydrocarbons (whether oil, gas or other liquids) comprising a portion of the Assets are committed or subject to any sales contract, dedication or servitude, or calls on or preferential rights to purchase production, either express or implied by law, except as set forth on Exhibit “D” attached hereto.

(l) Exhibit “H” is a true and complete list and description of all wells or other specified capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates exceed $25,000 per well or project net to Seller’s interest (“Capital Projects”).

(m) Seller will maintain through the Closing Date the insurance coverage described on Exhibit “I” with respect to the Assets in effect on the date of this Agreement.

(n) Except for Permitted Encumbrances, the Assets will be conveyed to Buyer at the Closing free and clear of all liens and encumbrances.

(o) There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to materially interfere with the operation of the Assets or impair Seller’s ability to consummate the transaction contemplated hereby.

(p) Seller maintains certain records related to the Assets (the “Background Materials”). The Background Materials are the Records and other materials provided to Buyer by Seller, including documents reflecting: (i) indices, compilations or summaries of other documents, (ii) reserve estimates, engineering, geological, geophysical or other interpretive information, or (iii) projections, predictions or other estimation of future events. The Background Materials are files, or copies thereof, that Seller has used in the normal course of business to operate the Assets. Seller makes no representations or warranties whatsoever regarding the accuracy of any of the “Background Materials,” except that Seller represents and warrants to Buyer that the Background Materials do not contain any intentionally untrue statements of a material fact.

(q) With respect to the Assets, as of the Closing, Seller has not received written notice: (i) of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to their business or operations which remains uncured, and which would have a material adverse effect on any of the Assets, or (ii) from any government authority with jurisdiction over the Assets that the Assets are not in substantial compliance with applicable laws.

(r) Seller has not received any written notice that Seller or the Assets are in material violation of such permits. To Seller’s knowledge: (i) all permits are in force and effect, (ii) all fees relating thereto have been paid, and (iii) all filings and notices required to be made with any governmental authority have been made.

(s) The production data and information supplied by Seller in connection with the preparation of any reserve report was historical production data and information generated by the Seller in the normal course of business, and to Seller’s knowledge, such data and information was accurate.

(t) To Seller’s knowledge, all of the Wells were drilled and completed within the limits permitted by contract, pooling or unit agreement and by law. Seller has not received any written notices that the drilling and completion of any of the Wells was done in material violation of any applicable law.

(u) Seller has not received a written notice from any governmental authority having jurisdiction over the Assets that wells, pits, tanks, salt water disposal facilities, if any, pipelines, compressor units, and other facilities on the Lands were not filled, plugged, removed, and/or abandoned in full compliance with applicable laws. To Seller’s knowledge, there are no underground storage tanks underlying any of the Assets.

(v) To Seller’s knowledge, the personal property, equipment and fixtures comprising part of the Assets are in good working order, normal wear and tear excepted.

(w) The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under subchapter K of Chapter 1 of Subtitle A of the Code.

(x) Seller does not have any contracts with any affiliates of Seller with respect to the Assets that will not be terminated at or prior to Closing.

(y) All federal and state lease accounts with respect to any federal or state Leases, if applicable, included in the Assets are current, and all payments required thereunder have been made.

(z) To Seller’s knowledge, all Preferential Purchase Rights (as defined in Section 11.10) and all Required Consents (as defined in Section 11.10) are listed on Exhibit “K”.

(aa) For the period of Seller’s ownership of the Assets, to Seller’s knowledge, the Assets have been operated in material compliance with all Environmental Laws and (ii) Seller has not received a written notice of a material violation of an Environmental Law with respect to the Assets that remains uncured. To Seller’s knowledge, no condition exists with regard to the Assets which would result in a violation of an Environmental Law.

(bb) (i) All unreclaimed pits associated with certain Wells (the “Pits”) are set forth in Exhibit “L”, and

        (ii) to Seller’s knowledge, no Pits are in violation of any Environmental Law.

(cc) To Seller’s knowledge, all well and pipeline imbalances with respect to the Assets as of the Effective Time are set forth on Exhibit “E”.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

(a) Buyer is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do its business in the States of Texas and Alabama.

(b) Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement to purchase the Assets on the terms described in this Agreement, and to perform its other obligations hereunder.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized, and this Agreement has been duly executed and delivered on behalf of Buyer.

(d) This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e) Buyer has incurred no liability, contingent or otherwise, for broker’s or finder’s fees or commissions relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(f) Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the books, Records, contracts and all other materials of Seller relating to the Assets, including the Background Materials. Except for the representations and warranties of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or complied, written or oral, as to the accuracy or completeness of the Background Materials, or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller.

(g) In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including without limitation, its own estimate and appraisal of the extent and value of the Assets, and the petroleum, natural gas and other reserves associated with the Assets. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the information relating to the Assets provided by or on behalf of Seller.

(h) Buyer meets or will meet prior to Closing the bonding and other requirements required by all governmental authorities in respect to the Assets and, after Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is or will be prior to Closing, and, after Closing, is expected to continue to be, otherwise qualified to own the Assets. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation.

(i) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, and laws pertaining to the distribution of securities.

(j) Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to Seller, by wire transfer, of the Adjusted Purchase Price in accordance with Section 2.2 and to otherwise perform Buyer’s obligations under this Agreement.

ARTICLE 5

CERTAIN AGREEMENTS OF SELLER

5.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) Operations Prior to Closing. From the date of execution of this Agreement to the Closing Date, Seller will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations and Seller will notify Buyer of ongoing activities and major capital expenditures in excess of $25,000 per activity conducted on the Assets and shall consult with Buyer regarding all such matters and operations involving such expenditures.

(b) Marketing. Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of thirty (30) days.

(c) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use good faith efforts to comply in all material respects with all applicable statutes, ordinance, rules, regulations and orders relating to the Assets.

5.2 Notification of Additional Proceedings. Seller shall promptly notify Buyer of any new suits, actions or other proceedings threatened or pending before any court, arbitrator or governmental agency which relate to the Assets.

ARTICLE 6

CERTAIN AGREEMENTS OF BUYER

6.1 Cooperation. Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller hereunder.

6.2 Return of Records. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller’s request, promptly return to Seller all Records, information and data furnished by or on behalf of Seller to Buyer, its officers, employees and representatives in connection with this Agreement or Buyer’s investigation of the Assets, and Buyer shall deliver to Seller all copies, extracts, or excerpts of such Records, information and data and all documents generated by Buyer that contain any portion of such Records, information and data.

6.3 Confidentiality. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall keep the terms and conditions of this Agreement and all proprietary and confidential information provided to Buyer or obtained by Buyer in connection with this Agreement confidential, and not disclose the same to any third party without the prior written consent of Seller.

6.4 Asbestos and NORM. Buyer acknowledges that the Assets may currently or have in the past contained asbestos or natural occurring radioactive materials (“NORM”) and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Notwithstanding anything contained in this Agreement to the contrary, Buyer agrees to accept full responsibility for and shall pay all costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Assets, and shall not be entitled to claim the fact that the assessment, remediation, removal, transportation or disposal of the asbestos or NORM is not complete or that additional costs will be required to complete the assessment, remediation, removal, transportation or disposal of the asbestos or NORM as a Title Defect, an Environmental Defect, a breach of Seller’s representations and warranties, or a breach of Seller’s indemnification obligations under this Agreement, and Buyer (on behalf of itself, its officers, agents, employees, affiliates, successors and assigns) irrevocably waive such claims.

ARTICLE 7

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions:

7.1 Representations. The representations and warranties by Seller set forth in Section 4.1 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

7.2 Changes. There shall have been no material adverse change in the physical condition of the Assets, except depletion through normal production within authorized allowable and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer.

7.3 Performance. Seller shall have timely performed and complied with all agreements and covenants required by this Agreement.

7.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Assets, a material diminution in the value of any of the Assets, or materially interfere with the use or enjoyment of the Assets, except: (i) matters with respect to which Buyer has been adequately indemnified by Seller, or (ii) any suit or proceeding affecting only a portion of the Assets, which portion could be treated as subject to a Title Defect in accordance with Article 11.

ARTICLE 8

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to Closing of each of the following conditions:

8.1 Representations. The representations and warranties by Buyer set forth in Section 4.2 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

8.2 Performance. Buyer shall have timely performed and complied with all agreements and covenants required by this Agreement.

8.3 No Legal Proceedings. No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the sale contemplated by this Agreement, except: (i) matters with respect to which Seller has been adequately indemnified by Buyer, or (ii) any suit or other proceeding affecting only a portion of the Assets, which portion could be treated as subject to a Title Defect in accordance with Article 11.

8.4 Bonds. Where applicable, Buyer shall have furnished evidence satisfactory to Seller that Buyer has obtained or has the capacity to obtain any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction.

ARTICLE 9

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the purchase and sale of the Assets pursuant to this Agreement (the “Closing”) shall occur on April      , 2006, at 10:00 a.m., Central Time, or on such other date and time as Buyer and Seller may agree (the “Closing Date”).

9.2 Place of Closing. The Closing shall be held at the offices of Buyer as set forth hereinabove.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(i)	Seller shall execute and deliver: (1) Assignments, Bills of Sale and Conveyances in the form attached as Exhibit “M” (the “Assignment”) (in sufficient counterparts to facilitate recording) conveying the Assets, subject to the Permitted Encumbrances, and (2) such other instruments as may be required to convey the Assets to Buyer and otherwise effectuate the transactions contemplated by this Agreement.

(ii)	Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(iii)	Buyer shall deliver to Seller’s designated account by wire transfer the Adjusted Purchase Price.

(iv)	Seller shall deliver mutually acceptable transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Assets after the Effective Time to Buyer.

(v)	Seller and Buyer shall take such other actions and execute such other documents as are contemplated by this Agreement.

9.4 Officers Certificates.

(a) Buyer shall deliver to Seller an Officer’s Certificate, dated as of the Closing Date, in form and substance similar to Exhibit “N” attached hereto.

(b) Seller shall deliver to Buyer a Certificate, dated as of the Closing Date, in form and substance similar to Exhibit “O”.

(c) Seller shall execute and deliver to Buyer an affidavit of non-foreign status in form and substance similar to Exhibit “P” attached hereto.

ARTICLE 10

POST-CLOSING MATTERS

10.1 Final Settlement Statement. As soon as practicable after Closing, but in no event later than one hundred twenty (120) days after Closing, Buyer shall prepare and deliver to

Seller, in accordance with this Agreement and generally accepted accounting principles, a statement (“Final Settlement Statement”) setting forth each adjustment (other than adjustments for Title Defects) finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Seller shall deliver to Buyer, a written report containing any changes that Seller proposes be made in good faith to resolve any questions with respect to the net aggregate amount due pursuant to such Final Settlement Statement. All issues between Seller and Buyer regarding the Final Settlement Statement shall be resolved and reconciled no later than one hundred eighty (180) days after Closing. Once mutual agreement is reached as to such amount due under the Final Settlement Statement, such amount shall be wire transferred within five (5) business days. Failing such mutual agreement, all disputes in this regard shall be finally determined as provided for in Section 17.2.

10.2 Records. In addition to the obligations set forth under Sections 9.3 and 9.4, within fifteen (15) days after Closing, Seller shall deliver or have delivered to Buyer originals of all well and land files and any other Records affecting the Assets requested by Buyer in Seller’s possession or to which they have reasonable access. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours on reasonable notice for so long as Buyer retains the Records. If and to the extent certain portions of the Records are subject to unaffiliated third party contractual restrictions on disclosure or transfer, Seller agrees to use reasonable efforts to obtain the waiver of such contractual restrictions; provided, however, that Seller shall not be required to expend any money in connection with obtaining such waivers.

10.3 (a) Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be promptly remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be promptly remitted or forwarded to Buyer.

(b) Property Expenses. Invoices for Property Expenses received by Buyer which relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by

Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller which relate to operations on the Assets after the Effective Time shall be immediately forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

(c) Duration. The provisions of this Section shall apply until October 15, 2006, after which time, and except for the liability for royalty and overriding royalty payments and taxes made with respect to the Assets and attributable to the period of time before the Effective Time, Buyer specifically agrees to assume and become liable for and release Seller from all obligations and liabilities for Property Expenses related to the Assets attributable to the period of time both before and after the Effective Time.

10.4 Suspended Revenues. Seller will transfer such Suspended Revenues to Buyer pursuant to the Final Settlement Statement and will deliver all records in Seller’s possession not previously delivered to Buyer which may be useful in determining proper disbursement of the Suspended Revenues. Following its receipt of the Suspended Revenues, Buyer agrees to assume and be responsible for the administration and payment of the Suspended Revenues and agrees to release Seller from any and all liabilities and obligations associated with administration and payment of the Suspended Revenues; provided, however, that such transfer of the Suspended Revenues shall not obligate Buyer for any interest, penalty or other sums that shall have accrued prior to Closing on account of the suspension of payment of the Suspended Revenues. After it receives the Suspended Revenues, Buyer agrees to administer the payment of the Suspended Revenues as it sees fit in its sole discretion, provided that Buyer agrees that when administering the payment of such Suspended Revenues to attempt in good faith to minimize the payment or potential payment of penalties and interest. The provisions of this Section shall not apply to any suspended revenues other than the Suspended Revenues.

10.5 Transfer of Operations. If Seller is the operator, then Seller agrees to transfer physical operations of the Assets to Buyer at Closing.

10.6 Further Assurances. After Closing, the Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

10.7 Survival. The representations and warranties and the indemnities set forth in this Agreement, except for liability for royalty and overriding royalty payments and taxes made with respect to the assets and attributable to the period of time before the Effective Time, shall survive the Closing for a period of six (6) months. Representations and warranties and the indemnities set forth in this Agreement concerning liability for royalty and overriding royalty payments and taxes made with respect to the Assets, and attributable to the period of time before the Effective Time, shall survive the Closing for a period of eighteen (18) months.

ARTICLE 11

TITLE MATTERS

11.1 Access to Title and Other Documents.

(a) From the date hereof through the Claim Date, Seller will make available to Buyer and to its representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) for Buyer’s copying and/or inspection (at Buyer’s cost and expense), at a location mutually agreed upon during normal business hours, the following documents in Seller’s possession or under their control:

(i)	All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Assets.

(ii)	All of the lease records, lease files, leases, conveyances and assignments of interest in the Assets; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; and all other contracts, agreements and documents affecting the Assets.

(iii)	Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom for the years for which the applicable statute of limitations has not expired.

(iv)	All production records; transportation agreements; contracts concerning the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to the Assets; and data sheets relating to the Assets and to bonuses, rentals and royalties payable with respect thereto.

(v)	All agreements relating to the purchase, sale, processing, and transportation of production from the Wells.

RELIANCE ON SUCH INFORMATION SHALL BE AT THE SOLE RISK OF BUYER, AND SELLER MAKES NO GUARANTY OR REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH DATA, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

To the extent such has not already been furnished, after the date hereof Seller shall use its reasonable efforts to obtain and submit to Buyer or its representatives, as promptly as practicable, such abstracts, title reports, status reports, certificates of title, certificates of fact and other evidence of title covering the Assets as Buyer may reasonably request that are in the possession of a third person to which Seller has access.

In addition, Seller shall authorize Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of Buyer, and Seller makes no guaranty or representation as to the accuracy or completeness of such data.

11.2 Disclaimer. AT CLOSING, THE ASSETS SHALL BE CONVEYED WITH A WARRANTY OF TITLE, BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE, AND SHALL BE SOLD AND ASSIGNED, AND ACCEPTED BY BUYER, IN THEIR “WHERE IS, AS IS” CONDITION, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH SHALL BE EXPRESSLY DISCLAIMED.

11.3 Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of a Well beyond that shown on Exhibit “B”:

(a) Lessors’ royalties, overriding royalties, and similar burdens (payable or in suspense);

(b) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if so required by statute for which bond has been posted;

(c) All required notices, consents, actions, or filings with any governmental agency related to conveyance of the applicable Asset, if the same are customarily obtained after Closing;

(d) Rights of reassignment upon the surrender or expiration of any Lease;

(e) Rights reserved to or vested in any governmental authority;

(f) Defects, irregularities and deficiencies in title to any rights-of-way, easements, or surface leases which in the aggregate do not materially impair the use of such rights-of-way, easements, or surface leases for the purpose of which such rights will be held by Buyer;

(g) Zoning, planning and environmental laws and ordinances and municipal regulations;

(h) Easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Asset as they have been conducted in the past;

(i) The terms and conditions of the Material Agreements; and

(j) Materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business in the operation of the Assets: (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action, including Seller having posted any bond as may have been required in this regard.

11.4 Defensible Title. For the purposes of this Article 11, the term “Defensible Title” shall mean, such record title to the Assets that, subject to and except for Permitted Encumbrances:

(a) Entitles Seller, to not less than the net revenue interest shown on Exhibit “B” for each Well drilled or to be drilled as described on Exhibit “B” throughout the life of the relevant Asset;

(b) Obligates Seller to bear costs and expenses relating to the maintenance, development, operations and production of Hydrocarbons from each Well drilled or to be drilled described on Exhibit “B” throughout the life of the relevant interest in an amount not greater than the working interest set forth in Exhibit “B”; and

(c) Is free and clear of liens, encumbrances and defects.

If any Asset has not been given an Allocated Value, Seller shall be deemed to have Defensible Title to such Asset. All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller’s title to an Asset shall not be considered a Title Defect, including but not limited to: (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings, (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than five (5) years prior to the Effective Time, and which have not been released of record, (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than five (5) years prior to the Effective Time but which remain of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorney from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; (vii) defects or irregularities arising out of the lack of recorded documents transferring Assets by merger or name change; and (viii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

11.5 Notice of Title Defect. Except for Permitted Encumbrances, any lien, encumbrance, or defect that would cause Seller’s title to any Asset not to be Defensible Title shall be a title defect (“Title Defect”). Not later than two (2) days prior to Closing (the “Claim Date”), Buyer must notify Seller in writing of any matter that Buyer considers to be a Title Defect (“Defect Notice”), which notice shall include: (i) a specific description of the matter Buyer asserts as a Title Defect; (ii) a specific description of the Asset or the portion of the Asset that is affected by the Title Defect; (iii) Buyer’s calculation of the amount (“Title Defect Amount”) that the value of the Asset should be reduced because of the Title Defect based on the mutually agreed allocated value ; and (iv) appropriate supporting documentation if available.

Notwithstanding anything to the contrary in this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer has not specifically asserted in its Notice of Title Defect presented on or before the Claim Date.

11.6 Title Failure. Any Title Defect that Seller acknowledges is a Title Defect but that Seller is unwilling to cure shall be deemed a Title Failure and, subject to Section 11.8 below, the Purchase Price shall be reduced for such Title Defect pursuant to Section 2.2.

11.7 Defect Notice; Seller’s Opportunity to Cure. To the extent that Seller disputes that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect (“Contested Defect”), Seller shall deliver to Buyer a notice so stating (a “Contested Defect Notice”). Subject to the provisions of 11.8 below, that portion of the Purchase Price attributable to Title Defects which Seller is willing to cure but which are uncured at Closing, or which are not waived by Buyer at Closing (including Contested Defects), shall be deposited into an escrow account pursuant to an escrow agreement agreed to by the Parties and the Assignment will be revised to delete all of that portion of the Assets affected by such Title Defects (including Contested Defects). If Seller fails to cure a Title Defect within ninety (90) days after Closing or if the Arbitrator determines that a Contested Defect is a Title Defect pursuant to Section 17.1, it shall be deemed a Title Failure, the funds attributable to such Title Defect shall be released from escrow to Buyer, and Seller may elect to withdraw the affected Assets from this Agreement.

11.8 Title Purchase Price Adjustment. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for Title Failures and no escrow for Title Defects or Contested Defects unless and until, and only to the extent that, the individual value of each Title Failure, Title Defect or Contested Defect exceeds Ten Thousand Dollars ($10,000) and the aggregate amount of all such Title Defects (including Title Failures and Contested Defects) exceeds One Hundred Thousand Dollars ($100,000), and only for the amount in excess of such amount.

11.9 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects (including all Contested Defects) pursuant to this Article 11 and Environment Defects pursuant to Article 12 in the aggregate amount to five percent (5%) or more of the Purchase Price (the “Termination Amount”), either Seller or Buyer shall have the option to terminate this Agreement, without any liability, upon written notice to the other Party(ies).

11.10 Preferential Rights and Consents to Assign. Seller represents and warrants that none of the Assets are subject to existing preferential rights to purchase (“Preferential Purchase Rights”) the Assets. Consents to assign are specified in Exhibit K and are required (“Required Consents”) in order for Seller to assign the Assets. Seller shall make a good faith effort to obtain all Required Consents prior to Closing. As to any Asset with respect to which a Required Consent has not been obtained prior to Closing, Buyer may waive such requirements and accept an assignment covering such Asset. If Buyer does not waive the requirement, a mutually agreed allocated value of the Asset(s) so affected shall be retained by Buyer, with a corresponding decrease to the Purchase Price to be reflected in the Preliminary Settlement Statement as required by Section 2.7, until the Required Consent(s) is obtained. When Seller has obtained the Required Consent(s) for the Asset(s) so affected, Buyer shall pay Seller such mutually agreed retained allocated value in exchange for the conveyance from Seller to Buyer of the Asset(s) so affected; provided, however, that Seller shall have ninety (90) days after Closing to obtain the Required Consent(s) for the Assets(s) so affected.

ARTICLE 12

ENVIRONMENTAL

12.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meaning:

“Environmental Defect” means a condition in, on or under the Assets (including without limitation, air, land, soil, surface and subsurface, subsurface water, and ground water) that causes an Asset to be in violation of an Environmental Law.

“Environmental Law” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any federal, state, or local governmental authority in effect on or before the Effective Time (collectively, “Laws”) relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials.

12.2 Environmental Liabilities and Obligations. Upon Closing, Seller agrees to retain and pay, perform, fulfill and discharge and release Buyer from all Losses attributable to and relating to Environmental Defects in, on or under the Assets before the Effective Time. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to any and all liability for Naturally Occurring Radioactive Materials and man-made material fibers, and the obligation to plug and abandon all of the Wells and reclamation of existing Well Sites and the Pits, whether attributable to the period of time before or after the Effective Time, and all Losses relating to all other environmental conditions existing from and after the Closing, (collectively “Assumed Environmental Liabilities”). Assumed Environmental Liabilities shall include any and all claims, costs, expenses, liabilities, and obligations attributable to the environmental condition of the Assets.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnity by Seller. Should Closing occur, Seller shall indemnify Buyer and hold harmless Buyer and its subsidiaries, affiliates, managers and interest owners, and their respective directors, representatives, officers, employees, representatives and agents, from and against any claims, damages, liabilities, losses, costs, expenses, attorneys’ fees, judgments or deficiencies (collectively “Losses”) that Buyer shall pay or become obligated to pay during the six (6)-month period following Closing arising out of, resulting from, related to, or on account of: (i) the breach of a representation and warranty made by Seller in this Agreement; (ii) the Retained Liabilities pursuant to Section 15.2; (iii) Seller’s ownership, management or control of the Assets prior to the Effective Time; provided however, that Seller’s indemnity shall not apply to Losses related to Title Defects which are to be resolved in accordance with Article 11.

13.2 Indemnity by Buyer. Should Closing occur, Buyer shall indemnify Seller and hold harmless Seller and its subsidiaries, affiliates, managers, parents and interest owners, and their respective directors, officers, employees, representatives and agents, from and against any Losses that Seller shall pay or become obligated to pay arising out of, resulting from, related to, or on account of: (i) the ownership, operation, management or control of the Assets on or after the Effective Time; and (ii) the breach of a covenant, representation or warranty made by the Buyer in this Agreement.

13.3 Notice of Claim, Assumption of Defense and Settlement of Claim. Promptly upon the discovery thereof, an indemnified Party shall give written notice to the indemnifying Party of any claim with respect to which the indemnified Party asserts it is entitled to indemnity or payment pursuant to this Article 13. In the event that the indemnified Party gives notice of a claim, such notice shall set forth the facts known to the indemnified Party pertaining to the claim, and shall specify the manner in which the indemnified Party proposes to respond to the claim. Within ten (10) days of receipt of such notice, the indemnifying Party shall state in writing: (i) whether the indemnified Party may proceed to respond to the claim in the manner set forth in its notice; or (ii) whether the indemnifying Party shall assume responsibility for and conduct the negotiations, defense or settlement of the claim, and if so, the specific manner in which the indemnifying Party proposes to proceed. The indemnifying Party agrees to pay the indemnified Party within ten (10) days of receipt of the indemnified Party’s notice for payment, or if payment is disputed, within five (5) days after the Parties’ mutual agreement as to the amount owed, or failing mutual agreement, as determined by Section 17.1.

ARTICLE 14

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. The Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(i)	By Seller, at Seller’s option, in the event any of the conditions set forth in Article 8 have not been satisfied as provided therein.

(ii)	By Buyer, at Buyer’s option, in the event any of the conditions set forth in Article 7 have not been satisfied as provided therein.

(iii)	By either Party in the event that the adjustments to the Purchase Price exceed the Termination Amount, as provided for in Section 11.9.

(iv)	At any time by the mutual written agreement of the Parties.

14.2 Effect of Termination. Upon the failure of Buyer to meet a material condition to Closing, Seller, at its sole option, may enforce whatever legal or equitable rights and remedies may be appropriate and applicable, including, without limitation, specific performance of this Agreement and/or damages, including recovery of reasonable attorneys’ fees, and court costs, plus the maximum allowable interest. Upon such termination of this Agreement through no fault of Seller, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any party without any restriction under this Agreement. Upon the failure of Seller to meet a material condition to Closing, Buyer, at its sole option, may enforce whatever legal or equitable remedies may be appropriate and applicable, including, without limitation, specific performance and/or damages, including recovery of reasonable attorneys’ fees, and court costs, plus the maximum allowable interest. Except for obligations set forth in this Article 14 and in Sections 6.2 and 6.3, upon termination of this Agreement for failure to meet a material condition to Closing, the Parties shall have no further obligations to, nor rights against, one another.

ARTICLE 15

ASSUMPTION OF OBLIGATIONS

15.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing and subject to the provisions of Article 10, Buyer shall assume and pay, perform, fulfill and discharge of all claims, costs, expenses, liabilities and obligations accruing or relating to: (i) the Assets, (ii) the Material Agreements, (iii) the Assumed Environmental Liabilities, (iv) the Suspended Revenues, (v) all liability for royalty payments and taxes made with respect to the Assets and attributable to the period of time after the Effective Time, and (vi) the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets relating to periods before and after the Effective Time including, without limitation, the obligation to plug and abandon all Wells located on the Lands and reclaim all Well sites located on the Lands, and the Pits, regardless of when the obligations arose, and the make-up and balancing obligations for gas from the Wells (collectively the “Assumed Liabilities”).

15.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to the provisions of Article 10, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to (i) the liability for royalty and overriding royalty payments and taxes made with respect to the Assets and attributable to the period of time before the Effective Time; (ii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets before the effective time.

ARTICLE 16

MISCELLANEOUS

16.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expense incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of the Assets shall be the liability of, and for the account of, the Buyer and such liability shall not be subject to proration as provided in Section 2.2.

16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered or certified mail, postage prepaid, addressed as follows:

SELLER:

CONTANGO STEP, LP

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

Attn: Kenneth R. Peak, President

Telephone: (713) 960-1901

Facsimile: (713) 960-1065

BUYER:

ROSETTA RESOURCES OPERATING LP

717 Texas St., Suite 2800

Houston, Texas 77002

Attn: Jerry D. Sloane

Telephone: (713) 335-4015

Facsimile: (713) 335-4190

Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

16.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer .

16.4 Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

16.6 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any counterpart may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.

16.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

16.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas without giving effect to the conflicts of law rules thereof.

16.9 Assignment. Buyer and Seller shall not assign all or any portion of their respective rights or delegate all or any portion of their respective duties hereunder unless they continue to remain liable for the performance of their obligations hereunder. Buyer may not assign the benefits of any of Seller’s indemnity obligations contained in the Agreement, and any permitted assignment shall not include such benefits. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Buyer for all purposes under the Agreement. Notwithstanding anything to the contrary contained in Section 16.9, Buyer shall have the right to assign the Agreement to an affiliate it may designate prior to Closing.

16.10 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

16.11 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and, subject to Section 16.9, their respective successors and assigns.

16.12 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Assets to Buyer, to accomplish the orderly transfer of the Assets to Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. If any Party hereto receives monies belonging to another Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

16.13 Knowledge. The knowledge of a Party shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation or other entity other than a natural person, knowledge of such Party shall mean that such actual, conscious knowledge on the part of the person having supervising management authority over the matters to which such knowledge pertains.

16.14 Press Release. No Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Parties. Following such consultation and good faith attempt to make reasonable accommodations, a Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party’s obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

ARTICLE 17

ARBITRATION

17.1 Dispute Resolution. Pursuant to this Article 17, the Parties agree to resolve all disputes arising under or relating to this Agreement by final and binding arbitration, including the following matters: (i) the existence and scope of a Title Defect, (ii) the Title Defect value or that portion of the Asset affected by a Title Defect, (iii) the adequacy of Seller’s Title Defect curative materials submitted pursuant to Section 11.8, and (iv) the imbalances determined pursuant to Section 2.5 (collectively the “Disputed Matters”). Initially, the Parties agree to attempt to resolve all disputes through good faith negotiations. If the Parties cannot resolve such disputes on or before two (2) days prior to Closing, the Parties agree that the Disputed Matters will be finally determined by an independent arbitrator knowledgeable about the oil and gas industry and mutually acceptable to the Parties or, if no such arbitration can be picked, by the accounting firm of Deloitte & Touche LLP (the “Arbitrator”), taking into account the factors set forth in Article 11 and employing such independent attorneys and petroleum engineers as the Arbitrator deems necessary. On or before thirty (30) days after Closing, Buyer and Seller shall present their respective positions in writing to the Arbitrator, together with such evidence, as each Party deems appropriate. The Arbitrator shall be instructed to resolve the dispute through a final binding decision within forty-five (45) days after Closing. Each Party shall bear its own costs and expenses of the Arbitration, provided however that the costs incurred in employing the Arbitrator shall be borne 50% by the Seller and 50% by Buyer. After the Arbitrator makes a determination as to all disputes, the Arbitrators shall instruct Seller or Buyer to pay the appropriate funds to Seller or Buyer, as the case may be. The decision of the Arbitrator may be filed in any court competent jurisdiction and may be enforced by any Party as a final judgment of such court.

17.2 If the Parties are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to final and binding arbitration to be conducted by the accounting firm of Deloitte & Touche LLP (the “Accountants”) in accordance with the following procedures. No later than thirty (30) days after initiating the arbitration procedure, the Accountants shall conduct a hearing, at which time the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Accountants shall consider any evidence and testimony that it determined to be relevant, in accordance with procedures that it determines to be appropriate. The Accountants shall render its written decision specifically establishing the Final Purchase Price within thirty (30) days after the hearing. A decision may be filed in any court of competent jurisdiction and may enforced by any Party as a final judgment of such court. Without the consent of both Seller and Buyer, the arbitration shall not determine any issues other than adjustments to be made pursuant to Section 2.2 and 10.1. All other disputes under this Agreement shall be handled pursuant to the provisions of Section 17.1. The costs of the Accountants incurred pursuant to this provision shall be borne half by Seller and half by Buyer.

17.3 Any Party which is forced to file suit to obtain a final judgment based on the Arbitrator’s or Accountants’ award shall be entitled to full recovery of all of its costs incurred in this regard, including court costs, and reasonable attorneys’ fees, plus the maximum allowable interest under Texas law.

EXECUTED as of the date first above stated, but made effective as of the Effective Time.

SELLER:

CONTANGO STEP, LP by its General Partner,
Contango STEP I, Inc.

By:
Kenneth R. Peak
Chairman and CEO

BUYER:

ROSETTA RESOURCES OPERATING LP by its General Partner,
Rosetta Resources Operating GP, LLC

By:
B. A. Berilgen
President and CEO

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me, the undersigned Notary Public, this 28th day of April, 2006, by Kenneth R. Peak, Chairman and CEO of CONTANGO STEP, LP, by its General Partner, Contango STEP I, Inc. a Delaware corporation, on behalf of said corporation.

Notary Public in and for the State of Texas
My Commission Expires:

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me, the undersigned Notary Public, this 28th day of April, 2006, by B. A. Berilgen, President and CEO of ROSETTA RESOURCES OPERATING LP by its General Partner, Rosetta Resources Operating GP, LLC, a Delaware limited liability corporation, on behalf of said corporation.

Notary Public in and for the State of Texas
My Commission Expires:

EXHIBIT “A”

Attached to and made a part of Assignment, Bill of Sale and Conveyance from Contango STEP, LP, Assignor, to Rosetta Resources Operating LP, Assignee, dated April 28, 2006.

DUVAL COUNTY, TEXAS LEASES

DIAMOND

Oil and Gas Lease dated April 2, 2004, between Julio G. Rangel, et ux, Lessor, and Alta Resources L.L.C., Lessee, recorded in Volume 369, Page 286, Official Public Records Duval County, Texas.

Oil and Gas Lease dated March 25, 2004, between Mario A. Herrera, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page 501, Official Public Records of Duval County, Texas.

Oil and Gas Lease dated April 1, 2004, between Noe Alaniz, Jr., Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page, 493, Official Public Records Duval County, Texas.

Oil and Gas Lease dated April 1, 2004, between Noelia Escamilla, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page 497, Official Public Records Duval County, Texas.

Oil and Gas Lease dated April 2, 2004, between Adolfo Rangel, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded In Volume 373, Page 505, Official Public Records Duval County, Texas.

Oil and Gas Lease dated April 26, 2004, between Julio G. Rangel, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page 510, Official Public Records Duval County, Texas.

Oil and Gas Lease dated April 1, 2004, between Rosa Vickers, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page 515, Official Public Records Duval County, Texas.

Oil and Gas Lease dated May 20, 2004, between Helen H Wood, Attorney in Fact for Edward Craig Hickman, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 373, Page 519, Official Public Records of Duval County, Texas.

Oil and Gas Lease dated May 6, 2004, between John Stephen Guyton, Attorney in Fact for Margaret Hickman Guyton, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 425, Official Public Records of Duval County, Texas.

Oil and Gas Lease dated May 31, 2004, between Kenneth L. Hickman, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 431, Official Public Records Duval County, Texas.

Oil and Gas Lease dated May 31, 2004, between John S. Baird and Ellen B. Kirkland Co-Executors of the Estate of John L. Baird, Deceased and Sarah W. Baird, Deceased, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 437, Official Public Records of Duval County, Texas.

Oil and Gas Lease dated May 31, 2004, between Jane DeYoung, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 443, Official Public Records of Duval County, Texas.

Oil and Gas Lease dated May 31, 2004, between Marilyn Andrews, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 449, Official Public Records Duval County, Texas.

Oil and Gas Lease dated September 27, 2004, between Anne Hickman Harris, Lessor, and Alta Resources,, L.L.C., Lessee, recorded in Volume 381, Page, 455, Official Public Records Duval County, Texas.

Oil and Gas Lease dated August 31, 2004, between Marjorie Fitzsimmons Dunn, et al, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 381, Page 461, Official Public Records of Duval County, Texas.

RUBY

Oil and Gas Lese dated March 15, 2004, between Claudia M. Rademacher, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 369, Page 89, Official Public Records Duval County, Texas.

Oil and Gas Lease dated March 15, 2004, between Georgia Gwen Marchbanks, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 369, Page 96, Official Public Records Duval County, Texas.

Oil and Gas Lease dated March 15, 2004, between Linda M. Haynes, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 369, Page 103, Official Public Records Duval County, Texas.

Oil and Gas Lease dated March 15, 2004, between Karen M. Lawrence, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 369, Page 110, Official Public Records Duval County, Texas.

Oil and Gas Lease dated March 15, 2004, between Georgia P. Marchbanks, et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Volume 369, Page 117, Official Public Records Duval County, Texas.

Oil and Gas Lease dated September 30, 2004, between James W. Collins, Trustee of Vanco Trusts, Lessor, and Griffith Land Services, Inc., Lessee, recorded in Volume 382, Page 571, Official Public Records Duval County, Texas.

TIARA-QUEEN CITY

Oil and Gas Lease dated May 16, 2001, between Jose Antonio Canales and Yolanda G. Canales, Lessor, and Lee, Hite & Wisda, LTD., Lessee, a Memorandum of which is recorded in Volume 306, Page 627, Official Public Records Duval County, Texas.

Oil and Gas Lease dated July 2, 2001, between Patrick Huizar, Lessor, and Cinco Land & Exploration Inc., Lessee, recorded in Volume 308, Page 671, Official Public Records Duval County, Texas.

Oil and Gas Lease dated July 2, 2001, between Nick R. Huizar, Jr., Lessor, and Cinco Land & Exploration Inc., Lessee, recorded in Volume 308, Page 681, Official Public Records Duval County, Texas.

Oil and Gas Lease dated July 2, 2001, between Gary Johnston, Lessor, and Cinco Land & Exploration Inc., Lessee, recorded in Volume 308, Page 834, Official Public Records Duval County, Texas.

Oil and Gas Lease dated July 2, 2001, between Robert Johnston, Lessor, and Cinco Land & Exploration Inc., Lessee, recorded in Volume 311, Page 242, Official Public Records Duval County, Texas.

EXHIBIT “A”

Attached to and made a part of Assignment, Bill of Sale and Conveyance from Contango STEP, LP, Assignor, to Rosetta Resources Operating LP, Assignee, dated April 28, 2006.

JIM HOGG COUNTY, TEXAS LEASES

MUSTANG (QUEEN CITY)

Oil and Gas Lease dated December 31, l998, between The John G. and Marie Stella Kenedy Memorial Foundation, Lessor, and Chevron U.S.A. Production Company, Lessee, a Memorandum of which was recorded in Volume 10, Page 6, Official Records of Jim Hogg County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the 320 acre unit surrounding the Tepee Alta-Kenedy No. 1 Well from the surface of the earth down to and including 9773 feet below the surface, which unit is more particularly described by metes and bounds in Partial Release of Oil and Gas Lease dated July 13, 2005, recorded in Volume 56, Pages 357-361 of the Official Records of Jim Hogg County, Texas.

EXHIBIT “A”

Attached to and made a part of Assignment, Bill of Sale and Conveyance from Contango STEP, LP, Assignor, to Rosetta Resources Operating LP, Assignee, dated April 28, 2006.

ZAPATA COUNTY, TEXAS LEASES

NE LOPENA

Oil and Gas Lease dated January 29, 2004, between Leonel Gonzalez and wife, Rebecca A. Gonzalez, Lessor, and Ameritex Minerals and Exploration, Ltd., Lessee, covering 207.00 acres, more or less, situated in Zapata County, Texas, out of the Northeast (NE) part of Porcion 21, Abstract No. 81, Original Grantee being Isabel Maria Sanchez, recorded in Volume 704, Page 744 of the Official Records of Zapata County, Texas.

EXHIBIT “A”

Attached to and made a part of Assignment, Bill of Sale and Conveyance from Contango STEP, LP, Assignor, to Rosetta Resources Operating LP, Assignee, dated April 28, 2006.

ESCAMBIA COUNTY, ALABAMA LEASES

NORTH CANAAN CHURCH and NW CANAAN CHURCH

Oil and Gas Lease dated October 5, 2004 between Black Stone Minerals Company, L.P., et al, Lessor, and Alta Resources, L.L.C., Lessee, a Memorandum of which is recorded in Book 365, Pages 907-908 Records of Escambia County, Alabama. (No further assignment of this lease may be made without prior written approval of Black Stone Minerals Company, L.P.)

Oil and Gas Lease dated November 22, 2004, between Callon Petroleum Operating Company, et al, Lessor, and Alta Resources, L.L.C., Lessee, a Notice of which is recorded in Book 369, Pages 615-618 Records of Escambia County, Alabama. (Future assignment(s) or sublease(s) of this lease shall require prior written approval and consent of Callon Petroleum Operating Company.)

Oil, Gas and Mineral Lease dated October 22, 2004, between Mary O. Grissett, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 371, Pages 889-890 Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated October 27, 2004, between William C. Grissett, Individually and as Remainderman, and Mary J. Grissett, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 371, Pages 891-892 Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated October 27, 2004, between Nancy G. Davis, Individually and as Remainderman, and McArthur Davis, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 371, Pages 893-894 Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated October 27, 2004, between Cathy Odom, a/k/a Catherine Odom, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 899-900 Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 5, 2005, between Charles Wayne Odom, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 371, Pages 895-896 Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 5, 2005, between Marie Odom Strohl, et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 371, Pages 897-898 Records of Escambia County, Alabama.

WILD FORK CREEK

Oil and Gas Lease dated October 8, 2004, between Black Stone Minerals Company, L.P., et al, Lessor, and Alta Resources, L.L.C., Lessee, a Memorandum of which is recorded in Book 365, Pages 905-906, Records of Escambia County, Alabama, as amended by Amendment of Oil and Gas Lease dated March 7, 2005, recorded Book 376, Pages 699-700, Records of Escambia County, Alabama. . (No further assignment of this lease may be made without prior written approval of Black Stone Minerals Company, L.P.)

Oil and Gas Lease dated effective November 22, 2004, between Callon Petroleum Operating Company, et al, Lessor, and Alta Resources, L.L.C., Lessee, a Notice of which is recorded in Book 377, Pages 68-70, Records of Escambia County, Alabama. (Future assignment(s) or sublease(s) of this lease shall require prior written approval and consent of Callon Petroleum Operating Company.)

Oil, Gas and Mineral Lease dated February 10, 2005, between Charles A. Normand, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 344-345, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Priscilla Sue Adkisson, et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 346-347, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Leo F. Normand, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 348-349, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Rowena Hayes, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377-Pages 350-351, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Carolyn M. Normand, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 352-353, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Diane Normand, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 354-355, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Brenda Kay Hewett, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 356-357, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Opal Hearon, et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 358-359, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Patricia Coffee, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 360-361, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Frogene Bruton, et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 362-363, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Otis L. Evans, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Page 364-365, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Melvin R. Kennedy, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 384, Pages 772-773, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Eva Dukes, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 384, Page 770-771, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between George M. Kennedy, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 384, Pages 768-769, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Raymond O. Evans, et al, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 380-381, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Shelby Kelly et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 374-375, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Ray Godwin, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 376-377, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Jeanette G. Bell et vir, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Page 378-379, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Mildred D. Morris, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 372-373, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Lucille E. Burdett, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 370-371, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 24, 2005, between Clifford R. Godwin, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 389, Pages 742-743, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated February 10, 2005, between Joseph Lee Evans, et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 366-367, Records of Escambia County, Alabama.

Oil, Gas and Mineral Lease dated March 5, 2005, between Terry G. Scarborough, Sr., et ux, Lessor, and Alta Resources, L.L.C., Lessee, recorded in Book 377, Pages 368-369, Records of Escambia County, Alabama.

EXHIBIT “B”

WELLS

Prospect	Well Name	County	WI	NRI
Wild Fork Creek	Alta-Blackstone 31-14	Escambia, AL	0.562500	0.421900
NW Canaan Church	Alta-Blackstone 10-4	Escambia, AL	0.562500	0.429328
North Canaan Church	Alta-Blackstone 3-14 *	Escambia, AL	0.562500		*
Tiara-Queen City	Alta-Canales # 1	Duval, TX	0.233750	0.168300
Diamond	Alta-Fitzsimmons # 1	Duval, TX	0.425000	0.327533
NE Lopena	Gonzalez # 1	Zapata, TX	0.193725	0.143357
Tiara-Queen City	Alta-Huizar # 1	Duval, TX	0.425000	0.314500
Ruby	Alta-Marchbanks # 1	Duval, TX	0.425000	0.318750
Ruby	Alta-Vanco # 1	Duval, TX	0.212500	0.157250
Ruby	Alta-Vanco # 2	Duval, TX	0.212500	0.157250
Mustang (Queen City)	Alta-Kennedy # 1	Jim Hogg, TX	0.450000	0.315000

*	Also known as Alta-Blackstone 10-2. A dry hole which is being used as a saltwater disposal well.

B-1

EXHIBIT “C”

List of Equipment, Tools, Compressors, Pipelines, Gathering Systems, Disposal Facilities, including all sour gas equipment.

The Assets are non-operated; and, therefore, Seller has no list readily available; however, the Wells as described in Exhibit “B” hereto shall include Seller’s share of all associated equipment, tools, compressors, pipelines, gathering systems, disposal wells, etc., whether purchased or on order.

C-1

EXHIBIT “D”

MATERIAL AGREEMENTS: To be provided by Operator.

D-1

EXHIBIT “E”

Gas/Oil Imbalances:        None

E-1

EXHIBIT “F”

Allocated values were intentionally omitted.

F-1

EXHIBIT “G”

Claims and Litigation:        None

G-1

EXHIBIT “H”

Capital Projects in Excess of $25,000:        None

H-1

EXHIBIT “I”

Insurance:    See attached insurance certificate evidencing Seller’s insurance coverages and limits.

I-1

ACORDTM CERTIFICATE OF LIABILITY INSURANCE		12/07/2006	DATE (MM/DD/YY) 04/03/2006

PRODUCER	LOCKTON COMPANIES OF HOUSTON 5847 SAN FELIPE, SUITE 320 HOUSTON TX 77057 866-260-3538	THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
INSURERS AFFORDING COVERAGE

INSURED	CONTANGO OIL & GAS COMPANY 3700 BUFFALO SPEEDWAY, SUITE 960 HOUSTON TX 77098	INSURER A: ST. PAUL SURPLUS LINES INSURANCE CO
1068000		INSURER B: GOTHAM INSURANCE COMPANY
INSURER C: TEXAS MUTUAL INSURANCE COMPANY
INSURER D:
INSURER E:

COVERAGES	CONOIO1	AO

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED NOTWITHSTANDING ANY REQUIREMENT. TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR		TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECITIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS
	GENERAL LIABILITY					EACH OCCURRENCE		$1,000, 000
A	☒	COMMERCIAL GENERAL LIABILITY	MU05535993	01/01/2006	01/01/2007	FIRE DAMAGE (Any one fire)		$100,000
	☐☐	CLAIMS MADE ☒ OCCUR				MED EXP (Any one person)		$5,000
	☐					PERSONAL & ADV INJURY		$1,000,000
	☐					GENERAL AGGREGATE		$2,000,000
	GENL AGGREGATE LIMIT APPLIES PER					PRODUCTS - COMP/OP AGG		$1,000,000
	☐	POLICY ☐ PROJECT ☐ LOC

	AUTOMOBILE LIABILITY
A	☐	ANY AUTO	MU05535993	01/01/2006	01/01/2007	COMBINED SINGLE LIMIT		$1,000,000
	☐	ALL OWNED AUTOS				(Ea accident)
	☐	SCHEDULED AUTOS				BODILY INJURY	$	XXXXXXX
	☒	HIRED AUTOS				(Per person)
	☒	NON-OWNED AUTOS				BODILY INJURY	$	XXXXXXX
	☐					(Per accident)
	☐					PROPERTY DAMAGE	$	XXXXXXX

	GARAGE LIABILITY					(Pre accident)
	☐	ANY AUTO	NOT APPLICABLE			AUTO ONLY -EA ACCIDENT	$	XXXXXXX
	☐					OTHER THEN EA ACC	$	XXXXXXX
						AUTO ONLY: AGG	$	XXXXXXX

	EXCESS LIABILITY					EACH OCCURRENCE		$25,000,000
A	☐	OCCUR ☐ CLAIMS MADE	MU05574333	01/01/2006	01/01/2007	AGGREGATE		$25,000,000
							$	XXXXXXX
	☐	DEDUCTIBLE ☐ UMBRELLA FORM					$	XXXXXXX
	☐	RETENTION $					$	XXXXXXX

C	WORKERS COMPENSATION AND EMPLOYERS, LIABILITY		SBP0001093320	12/07/2005	12/07/2006	☒ WC STATUTORY LIMITS ☐ OTHER
						EL EACH ACCIDENT		$1,000,000
						EL, DISEASE - EA EMPLOYEE		$1,000,000
						EL DISEASE - POLICY LIMIT		$1,000,000

	OTHER SEE ATTACHED					SEE ATTACHED

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/EXCLUSIONS/ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

CERTIFICATE HOLDER     ☐   ADDITIONAL INSURED; INSURER LETTER:      CANCELLATION [M77235]

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE

ACORD 25-S (7/97)	For questions regarding this certificate contact the number listed in the ‘Producer’ section above and speifythe client code CONOI01	©ACORD CORPORATION 1988

EXCESS LIABILITY -

SECURITY: GOTHAM INSURANCE COMPANY

POLICY NO.: MMO-26609ML206

POLICY PERIOD: 01/01/06 to 01/01/07

LIMITS:

$25,000,000 EACH OCCURRENCE

$25,000,000 AGGREGATE .

ENERGY PACKAGE (CONTROL OF WELL) -

SECURITY: UNDERWRITERS AT LLOYDS AND CERTAIN COS.

POLICY NO.: JHB-CJP-1545

POLICY PERIOD: 01/10/06 TO 01/10/07

LIMITS:

$10,000,000 CSL AREA I AND II WELLS

$20,000,000 CSL AREA IIW WELLS

$50,000,000 CSL AREA III WELLS

$500,000 CARE, CUSTODY & CONTROL

EXHIBIT “J”

There is no Exhibit “J”.

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EXHIBIT “K”

Preferential Purchase Rights: None

CONSENTS TO ASSIGN

Prospect	Well Name	County	Consent to Assign
Wild Fork Creek	Alta-Blackstone 31-14	Escambia, AL	required/obtained
NW Canaan Church	Alta-Blackstone 10-4	Escambia, AL	required/obtained
North Canaan Church	Alta-Blackstone 3-14 *	Escambia, AL	required/obtained
Tiara-Queen City	Alta-Canales # 1	Duval, TX	required/obtained
Diamond	Alta-Fitzsimmons # 1	Duval, TX	Not required
NE Lopena	Gonzalez # 1	Zapata, TX	required/pending
Tiara-Queen City	Alta-Huizar # 1	Duval, TX	Not required
Ruby	Alta-Marchbanks # 1	Duval, TX	Not required
Ruby	Alta-Vanco # 1	Duval, TX	Not required
Ruby	Alta-Vanco # 2	Duval, TX	Not required
Mustang (Queen City)	Alta-Kennedy # 1	Jim Hogg, TX	required/pending

*	Also known as Alta-Blackstone 10-2.

DUVAL COUNTY, TEXAS

TIARA-QUEEN CITY

Oil and Gas Lease dated May 16, 2001, between Jose Antonio Canales and Yolanda G. Canales, Lessor, and Lee, Hite & Wisda, LTD., Lessee, a Memorandum of which is recorded in Volume 306, Page 627, Official Public Records Duval County, Texas.

JIM HOGG COUNTY, TEXAS

MUSTANG (QUEEN CITY)

Oil and Gas Lease dated December 31, l998, between The John G. and Marie Stella Kenedy Memorial Foundation, Lessor, and Chevron U.S.A. Production Company, Lessee, a Memorandum of which was recorded in Volume 10, Page 6, Official Records of Jim Hogg County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the 320 acre unit surrounding the Tepee Alta-Kenedy No. 1 Well from the surface of the earth down to and including 9773 feet below the surface, which unit is more particularly described by metes and bounds in Partial Release of Oil and Gas Lease dated July 13, 2005, recorded in Volume 56, Pages 357-361 of the Official Records of Jim Hogg County, Texas.

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ZAPATA COUNTY, TEXAS

NE LOPENA

Oil and Gas Lease dated January 29, 2004, between Leonel Gonzalez and wife, Rebecca A. Gonzalez, Lessor, and Ameritex Minerals and Exploration, Ltd., Lessee, covering 207.00 acres, more or less, situated in Zapata County, Texas, out of the Northeast (NE) part of Porcion 21, Abstract No. 81, Original Grantee being Isabel Maria Sanchez, recorded in Volume 704, Page 744 of the Official Records of Zapata County, Texas.

ESCAMBIA COUNTY, ALABAMA

NORTH CANAAN CHURCH and NW CANAAN CHURCH

Oil and Gas Lease dated October 5, 2004 between Black Stone Minerals Company, L.P., et al, Lessor, and Alta Resources, L.L.C., Lessee, a Memorandum of which is recorded in Book 365, Pages 907-908 Records of Escambia County, Alabama. (No further assignment of this lease may be made without prior written approval of Black Stone Minerals Company, L.P.)

Oil and Gas Lease dated November 22, 2004, between Callon Petroleum Operating Company, et al, Lessor, and Alta Resources, L.L.C., Lessee, a Notice of which is recorded in Book 369, Pages 615-618 Records of Escambia County, Alabama. (Future assignment(s) or sublease(s) of this lease shall require prior written approval and consent of Callon Petroleum Operating Company.)

WILD FORK CREEK

Oil and Gas Lease dated October 8, 2004, between Black Stone Minerals Company, L.P., et al, Lessor, and Alta Resources, L.L.C., Lessee, a Memorandum of which is recorded in Book 365, Pages 905-906, Records of Escambia County, Alabama, as amended by Amendment of Oil and Gas Lease dated March 7, 2005, recorded Book 376, Pages 699-700, Records of Escambia County, Alabama. (No further assignment of this lease may be made without prior written approval of Black Stone Minerals Company, L.P.)

Oil and Gas Lease dated effective November 22, 2004, between Callon Petroleum Operating Company, et al, Lessor, and Alta Resources, L.L.C., Lessee, a Notice of which is recorded in Book 377, Pages 68-70, Records of Escambia County, Alabama. (Future assignment(s) or sublease(s) of this lease shall require prior written approval and consent of Callon Petroleum Operating Company.)

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EXHIBIT “L”

Unclaimed Pits:    None

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EXHIBIT “M”

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

STATE OF TEXAS	§

COUNTY OF DUVAL	§

KNOW ALL MEN BY THESE PRESENTS:

That, for and in consideration of the sum of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CONTANGO STEP, LP, a Texas Limited Partnership, by its General Partner, Contango STEP I, Inc., a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, TX 77098 (herein called “Assignor”), does hereby grant, bargain, sell, transfer, assign, convey and deliver unto ROSETTA RESOURCES OPERATING LP, a Delaware Limited Partnership, by its General Partner, Rosetta Resources Operating GP, LLC, a Delaware Limited Liability Corporation, whose address is 717 Texas, Suite 2800, Houston, Texas 77002 (herein called “Assignee”), all of Assignor’s right title and interest in and to the following property (Assignor’s right, title and interest in the property below being referred to herein as the “Assets”), to-wit:

(a)	The oil, gas and mineral leases described on Exhibit “A” attached hereto (hereinafter referred to at times as “Leases”), and all royalty interests and surface interests in the lands covered by said Leases (hereinafter referred to at times as “Lands”), and the oil, gas, and all other hydrocarbons (hereinafter referred to at times as “Hydrocarbons”) attributable to the Leases, and all contract rights and interests associated with the Leases, Hydrocarbons and Lands.

(b)	The wells described on Exhibit “B”, attached hereto, and any other wellbores, plugged or unplugged, shut in, or permanently or temporarily abandoned, that are located on the Leases and Lands (hereinafter referred to at times as “Wells”), together with all oil, gas and mineral production from such Wells, and all injection and disposal wells, if any, on the Lands or on lands pooled or unitized therewith, and the gross working interest and net revenue interest for each and every such well.

(c)	All unitization, communitization, and pooling agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases, Lands and Wells, or any portion thereof, and the units and pooled or communitized areas created thereby (hereinafter referred to at times as “Units”).

(d)	The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, compression facilities, equipment, fixtures and improvements, saltwater disposal or other service wells and facilities, which are incident or attributable to the Leases, Hydrocarbons, Lands, Wells or Units or with the production, treatment, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto, including all equipment required to produce the Wells (hereinafter referred to at times as “Equipment”).

(e)	The licenses, permits, contracts, agreements and other instruments owned by Assignor (other than bonds posted by Assignor) which concern and relate to any of the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of Hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Hydrocarbons, Wells, Units and/or Equipment, including all material agreements related thereto.

This Assignment, Bill of Sale and Conveyance is made subject to all of the terms and provisions in a certain Purchase and Sale Agreement dated April 28, 2006, entered into by and between Assignor (as “Seller”) and Assignee (as “Buyer”).

This Assignment, Bill of Sale and Conveyance also is made subject to the following terms and provisions, to-wit:

1.	Assignor warrants title to the Assets assigned and conveyed hereby only by, through and under Assignor, but not otherwise, and Assignor assigns and conveys the Assets to Assignor in their “WHERE IS, AS IS” condition, without any warranties, express, implied or statutory of marketability, quality, condition, merchantability and/or fitness for a particular purpose or use, all of which is expressly disclaimed by Assignor.

2.	This Assignment, Bill of Sale and Conveyance is subject to the following items:

(i)	Lessors’ royalties, overriding royalties, and similar burdens;

(ii)	Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if so required by statute for which bond has been posted;

(iii)	Rights of reassignment upon the surrender or expiration of any Lease;

(iv)	Zoning, planning and environmental laws and ordinances and municipal regulations;

(v)	Easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation of the affected Assets as they have been conducted in the past; and

(vi)	The terms and conditions of the Material Agreements.

3.	Hydrocarbons produced from the Assets after the Effective Date shall be the property of the Assignee. Production of Hydrocarbons which is recovered prior to the Effective Date of this Assignment, Bill of Sale and Conveyance will remain the property of Assignor, and Assignee shall submit payment for any merchantable Hydrocarbons in the tanks on the Effective Date of this Assignment. Bill of Sale and Conveyance, if applicable.

4.	Assignor agrees to indemnify Assignee and hold harmless Assignee and its subsidiaries, affiliates, managers and interest owners, and their respective directors, representatives, officers, employees, representatives and agents, from and against any claims, damages, liabilities, losses, costs, expenses, attorneys’ fees, judgments or deficiencies that Assignee shall pay or become obligated to pay during the six (6) month period following Effective Date arising out of, resulting from, related to, or on account of Assignor’s ownership, management or control of the Assets prior to the Effective Date.

5.	Assignee agrees to indemnify and hold harmless Assignor and its respective subsidiaries, affiliates, parents, directors, officers, employees, representatives and agents, from and against any claims, damages, liabilities, losses, costs, expenses, attorneys’ fees, judgments or deficiencies that Assignor shall pay or become obligated to pay arising out of, resulting from, related to, or on account of, the ownership, operation, management or control of the Assets on or after the Effective Date.

6.	Assignor has transferred to Assignee all revenues attributable to the Assets which have been suspended by Assignor (hereinafter referred to at times as “Suspended Revenues”) and Assigner agrees to assume and be responsible for the administration and payment of the Suspended Revenues and hereby releases Assignor from any and all liabilities and obligations associated with the administration and payment of the Suspended Revenues; provided, however, that such transfer of the Suspended Revenues shall not obligate Assignee for any interest, penalty or other sums that shall have accrued prior to the Effective Date on account of the suspension of payment of the Suspended Revenues. After it receives the Suspended Revenues, Assignee agrees to administer the payment of the Suspended Revenues as it sees fit in its sole discretion, provided that Assignee agrees that when administering the payment of such Suspended Revenues to attempt in good faith to minimize the payment or potential payment of penalties and interest.

7.	Assignee expressly assumes and agrees to perform the obligations of Assignor under the terms of the Leases and the Contracts, and the Assumed Liabilities, as defined in the Purchase and Sale Agreement.

The Effective Date of this Assignment. Bill of Sale and Conveyance shall be effective for all purposes as of April 1, 2006, at 7:00 a.m. Central Standard Time.

References in this Assignment. Bill of Sale and Conveyance, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.

This Assignment. Bill of Sale and Conveyance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the covenants hereof shall run with the land.

IN WITNESS WHEREOF, this Assignment. Bill of Sale and Conveyance is executed and delivered this 28th day of April, 2006.

ASSIGNOR:

CONTANGO STEP, L.P.
By its General Partner,
CONTANGO STEP I, INC.

By:

KENNETH R. PEAK
Chairman and CEO

ASSIGNEE:

ROSETTA RESOURCES OPERATING LP
By its General Partner,
ROSETTA RESOURCES OPERATING GP, LLC

By:
B. A. Berilgen
President and CEO

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this 28TH day of April, 2006, personally appeared Kenneth R. Peak, Chairman and CEO of Contango STEP, LP, by its General Partner, Contango STEP I, Inc., to me known to be the person who executed the foregoing instrument, and acknowledged that he executed the same for the purposes therein contained.

Notary Public in and for the State of Texas

THE STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this 28TH day of April, 2006, personally appeared B. A. Berilgen, President and CEO of Rosetta Resources Operating LP, by its General Partner, Rosetta Resources Operating GP, LLC, to me known to be the person who executed the foregoing instrument, and acknowledged that he executed the same for the purposes therein contained.

Notary Public in and for the State of Texas

EXHIBIT “N”

OFFICER’S CERTIFICATE

THIS OFFICER’S CERTIFICATE is delivered pursuant to that certain Purchase and Sale Agreement, dated April 28, 2006, between Contango STEP, LP, as Seller, and Rosetta Resources Operating LP, as Buyer (the “Purchase and Sale Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given in the Purchase and Sale Agreement.

The undersigned officer of Rosetta Resources Operating GP, LLC General Partner of Rosetta Resources Operating LP does hereby certify that:

(a)	All representations of Buyer contained in the Purchase and Sale Agreement are true and correct in all material respects at and as of the date hereof as if such representations were made at and as of the date hereof; and

(b)	Buyer has performed and satisfied all material agreements in all material respects required by the Purchase and Sale Agreement to be performed and satisfied by Buyer at or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 28th day of April, 2006.

Rosetta Resources Operating LP
by its General Partner
Rosetta Resources Operating GP, LLC

By:
B. A. Berilgen
President and CEO

N-1

EXHIBIT “O”

OFFICER’S CERTIFICATE

THIS OFFICER’S CERTIFICATE is delivered pursuant to that certain Purchase and Sale Agreement, dated April 28, 2006, between Contango STEP, LP, as Seller, and Rosetta Resources Operating LP, as Buyer (the “Purchase and Sale Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given in the Purchase and Sale Agreement.

The undersigned officer of Contango STEP I, Inc, General Partner of Contango STEP, LP, does hereby certify that:

(a)	All representations of Seller contained in the Purchase and Sale Agreement are true and correct in all material respects at and as of the date hereof as if such representations were made at and as of the date hereof; and

(b)	Seller has performed and satisfied all material agreements in all material respects required by the Purchase and Sale Agreement to be performed and satisfied by Seller at or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 28th day of April, 2006.

Contango STEP, LP

By:
Kenneth R. Peak
Its:	General Partner
Contango STEP I, Inc.

O-1

EXHIBIT “P”

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code (IRC) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law), will be transferor of the property and not the disregarded entity. To inform the transferee that withholding tax is not required upon the disposition of a U.S. real property interest by Contango STEP, LP, a Texas Limited Partnership (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the IRC and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);

3.	Transferor’s Federal Tax ID is 95-4079863 ; and

4.	Transferor’s office address is 3700 Buffalo Speedway, Ste 960; Houston, TX 77098.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

EXECUTED this 28th day of April, 2006.

Contango STEP, LP

By:
Kenneth R. Peak
Its:	General Partner
Contango STEP I, Inc.

SUBSCRIBED AND SWORN to before me this 28th day of April, 2006.

Notary Public in and for the State of Texas

My commission expires

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